                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                 INFORMATION PURSUANT TO RULES 13d-1 AND 13d-2

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. --)*


                             INTIMATE BRANDS, INC.
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         (Title of Class of Securities)


                                   461156101
                                 (CUSIP Number)


                                FEBRUARY 3, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]     Rule 13d-1(b)

     [ X ]     Rule 13d-1(c)

     [   ]     Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [  ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  461156101                              13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Pooled Equity Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [  ]
     (b) [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 0
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 0

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     0.0%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)


                                      2A

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Mutual of Canada
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a)  [  ]
     (b)  [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 242,600
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 242,600

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     242,600

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     0.6%

12.  Type of Reporting Person (See Instructions)
       00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)


                                      2B

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Retirement Mutual Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a)  [  ]
     (b)  [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 630,500
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 630,500

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     630,500

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     1.6%

12.  Type of Reporting Person (See Instructions)
       00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)


                                      2C

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Canadian Small Cap Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a)  [  ]
     (b)  [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 71,800
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 71,800

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     71,800

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     0.2%

12.  Type of Reporting Person (See Instructions)
       00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)


                                      2D

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors North American Growth Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a)  [  ]
     (b)  [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 667,300
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 667,300

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     667,300

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     1.7%

12.  Type of Reporting Person (See Instructions)
       00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)


                                      2E

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Special Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a)  [  ]
     (b)  [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 262,800
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 262,800

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     262,800

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     0.7%

12.  Type of Reporting Person (See Instructions)
       00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)


                                      2F

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        I.G. Investment Management, Ltd.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [  ]
     (b) [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 1,875,000
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 1,875,000

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,875,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     4.9%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), IA (Canadian)


                                      2G

CUSIP NO.  461156101                                   13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Group Trust Co. Ltd.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [  ]
     (b) [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 1,875,000
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 1,875,000

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,875,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     4.9%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Manitoba Corporations Act)


                                      2H

CUSIP NO.  461156101                                   13G

1.   Name of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Group Inc.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [  ]
     (b) [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 1,875,000
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 1,875,000

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,875,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     4.9%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), HC


                                      2I

CUSIP NO.  461156101                                   13G

1.   Name of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only)
        Investors Group Trustco Inc.
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [  ]
     (b) [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares    5.   Sole Voting Power 0
Beneficially Owned  6.   Shared Voting Power 1,875,000
by Each Reporting   7.   Sole Dispositive Power 0
Person With         8.   Shared Dispositive Power 1,875,000

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,875,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [  ]

11.  Percent of Class Represented by Amount in Row (9):
     4.9%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), HC


                                      2J

ITEM 1(a) NAME OF ISSUER:

   Intimate Brands, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


   Three Limited Parkway
   Columbus, Ohio
   43230


ITEM 2(a) NAME OF PERSON FILING:

     This joint statement is filed by and on behalf of the following Reporting Persons signing this Schedule 13G and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company"), and Pooled Equity Fund, Investors Mutual of Canada, Investors Retirement Mutual Fund, Investors Canadian Small Cap Fund, Investors North American Growth Fund and Investors Special Fund (the "Funds").

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     All of the Reporting Persons have their principal places of business at:

               One Canada Centre
               447 Portage Avenue
               Winnipeg, Manitoba
               R3C 3B6


ITEM 2(c) CITIZENSHIP:

     IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

     Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

     The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Fund.

     The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Fund and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

     The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

     IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are ultimately controlled by IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

     Power Financial Corporation owns 67.4% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

     The class of equity securities to which this statement on Schedule 13G relates is the Class A Common Stock, ($.01 par value) (the "Common Stock" or the "Securities"), of Intimate Brands, Inc., a Delaware corporation (the "Issuer").

ITEM 2(e) CUSIP NUMBER:

           461156101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


(a) [  ]       Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o).

(b) [  ]       Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

(c) [  ]       Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c).

(d) [  ]       Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C 80a-8).

(e) [  ]       An investment adviser in accordance with 240.13d-
               1(b)(1)(ii)(E);

(f) [  ]       An employee benefit plan or endowment fund in accordance with
               240.13d-1(b)(1)(ii)(F);

(g) [  ]       A parent holding company or control person in accordance with
               240.13d-1(b)(1)(ii)(G);

(h) [  ]       A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);

(i) [  ]       A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

(j) [  ]       Group, in accordance with 240.13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [ x ]

ITEM 4    OWNERSHIP.

Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[X]

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10   CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 22, 1999                INVESTORS GROUP INC.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Hugh Sanford Riley,
                                   President and Chief
                                   Executive Officer of
                                   Investors Group Inc.

April 22, 1999                INVESTORS GROUP TRUSTCO INC.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Richard Elliot Archer,
                                   President of
                                   Investors Group Trustco Inc.

April 22, 1999                INVESTORS GROUP TRUST CO. LTD.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer
                                   Investors Group Trust Co. Ltd.

April 22, 1999                I.G. INVESTMENT MANAGEMENT, LTD.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Alexander Scott Penman,
                                   President of
                                   I.G. Investment Management, Ltd.

April 22, 1999                POOLED EQUITY FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Pooled Equity Fund


April 22, 1999                INVESTORS MUTUAL OF CANADA



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Mutual of Canada


April 22, 1999                INVESTORS RETIREMENT MUTUAL FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Retirement Mutual Fund

April 22, 1999                INVESTORS CANADIAN SMALL CAP FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Canadian Small Cap Fund


April 22, 1999                INVESTORS NORTH AMERICAN GROWTH FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors North American Growth Fund


April 22, 1999                INVESTORS SPECIAL FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Special Fund

Exhibit A

                             Joint Filing Agreement


          In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, $.01 par value of Intimate Brands Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 22nd day of April, 1999.




                              INVESTORS GROUP INC.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Hugh Sanford Riley,
                                   President and Chief
                                   Executive Officer of
                                   Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Richard Elliot Archer,
                                   President of
                                   Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer
                                   Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss, as
                                   Attorney-in-Fact for
                                   Alexander Scott Penman,
                                   President of
                                   I.G. Investment Management, Ltd.

                              POOLED EQUITY FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Pooled Equity Fund


                              INVESTORS MUTUAL OF CANADA



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Mutual of Canada


                              INVESTORS RETIREMENT MUTUAL FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Retirement Mutual Fund

                              INVESTORS CANADIAN SMALL CAP FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Canadian Small Cap Fund


                              INVESTORS NORTH AMERICAN GROWTH FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors North American Growth Fund


                              INVESTORS SPECIAL FUND



                              By:  /s/ Edwin R. Buss
                                   -----------------
                                   Edwin R. Buss,
                                   as Attorney-in-Fact for
                                   Wayne Stanley Walker,
                                   President and Chief Executive Officer of
                                   Investors Group Trust Co. Ltd.,
                                   as Trustee for
                                   Investors Special Fund

Exhibit B

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Hugh Sanford Riley, President and Chief Executive Officer of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Hugh Sanford Riley
                              ---------------------------------------------
                                   Hugh Sanford Riley


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Hugh Sanford Riley, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public

Exhibit C

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliot Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Richard Elliot Archer
                              ---------------------------------------------
                                   Richard Elliot Archer


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliot Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/       Martin Gutnik
                              ---------------------------------------------
                                        Notary Public

Exhibit D

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/       Martin Gutnik
                              ---------------------------------------------
                                        Notary Public

Exhibit E

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.


                              /s/  Alexander Scott Penman
                              ---------------------------------------------
                                   Alexander Scott Penman


          BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas
E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Douglas E. Jones
                              ---------------------------------------------
                                   Notary Public

Exhibit F

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Pooled Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Pooled Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public

Exhibit G

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Mutual of Canada, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Mutual of Canada any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public

Exhibit H

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Retirement Mutual Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Retirement Mutual Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public

Exhibit I

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public

Exhibit J

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors North American Growth Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors North American Growth Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public

Exhibit K

                               Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, THAT I, Wayne Stanley Walker, President and Chief Executive Officer of Investors Group Trust Co. Ltd., as Trustee for Investors Special Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Special Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.


                              /s/  Wayne Stanley Walker
                              ---------------------------------------------
                                   Wayne Stanley Walker


          BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Wayne Stanley Walker, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

          IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.


                              /s/  Martin Gutnik
                              ---------------------------------------------
                                   Notary Public